Exhibit 99.1

Contact:	Patrick J. Sullivan, Chairman, President, and CEO
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 978-266-3010
www.cytyc.com

David Walsey; Media: Greg Tiberend
The Ruth Group: 646-536-7029

Shanti Skiffington/Wendy Williams
Schwartz Communications: 781-684-0770

CYTYC REPORTS RECORD REVENUES

First Quarter 2004 Revenue $80.7 Million

Reported EPS $0.01 per Diluted Share

Pro-Forma EPS $0.18 per Diluted Share

Boxborough, MA, April 28, 2004 — Cytyc Corporation (Nasdaq:CYTC) today announced results for the first quarter ended March 31, 2004. Revenues for the quarter rose 11 percent to $80.7 million compared to $72.6 million in the first quarter of 2003.

Net income for the first quarter of 2004 was $1.5 million, or $0.01 per diluted share, compared with $19.8 million, or $0.17 per diluted share, for the first quarter of 2003.

Excluding nonrecurring charges related to the acquisition of Novacept, net income was $20.6 million, or $0.18 per diluted share. Acquisition charges include acquired in-process research and development costs of $19.1 million.

“This has been an exciting first quarter and a great start to 2004,” said Patrick J. Sullivan, Cytyc’s chairman, chief executive officer, and president. “We achieved significant milestones in each segment of our expanding women’s health franchise. We completed the acquisition of Novacept and have begun marketing the NovaSure® System for endometrial ablation. In addition, our aggressive rollout plan for the ThinPrep® Imaging System is ahead of schedule, and we have begun patient enrollment for our pivotal SEDE trial for the FirstCyte® Breast Test. We also continue to increase conversion to the ThinPrep® Pap Test in the U.S. and international markets. Overall, I am very pleased with our progress and performance,” Mr. Sullivan concluded.

Cytyc management will discuss first quarter results, business highlights and future expectations during a conference call on April 28, at 5:30 p.m. (Eastern). The call will be hosted by Patrick Sullivan, chairman, president, and chief executive officer, Leslie Teso-Lichtman, vice president and acting chief financial officer, Daniel Levangie, executive vice president, commercial operations, and John McDonough, senior vice president, development and operations. A live webcast of the call may be accessed at Cytyc’s website, http://ir.cytyc.com, and the event will be available for replay at this site approximately two hours following the call until May 12, 2004. Those without web access may access the call by dialing 973-582-2710. A telephonic replay of the call will be available through May 12, 2004, by dialing 973-341-3080 (Access Code: 4692278).

Cytyc Corporation is a leading medical device company that designs, develops, manufactures, and markets innovative and clinically effective products primarily focused on women’s health. Cytyc products cover a range of women’s health applications, including cervical cancer screening, breast cancer risk assessment, and treatment of excessive menstrual bleeding. The ThinPrep® System is the most widely used method for cervical cancer screening in the United States. The ThinPrep System consists of the ThinPrep® 2000 Processor, ThinPrep® 3000 Processor, ThinPrep® Imaging System, and related reagents, filters, and other supplies. The ThinPrep System also provides the platform from which the Company has launched its expansion into breast cancer risk assessment with the FirstCyte® Breast Test. Cytyc Surgical Products manufactures and markets the NovaSure® Impedance Controlled Endometrial Ablation System, or the NovaSure® System, an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding.

Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC. Cytyc, ThinPrep, NovaSure, and FirstCyte are registered trademarks of Cytyc Corporation.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to the Company’s financial condition, operating results and future economic performance, and management’s expectations regarding future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel and proprietary technology, uncertainty of product development efforts, product acceptance, management of growth, risks associated with litigation and the effective integration of acquired businesses and technologies, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and any healthcare reimbursement policies, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including under the heading “Certain Factors Which May Affect Future Results” in its 2003 Annual Report on Form 10-K. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

TABLES TO FOLLOW

Cytyc Corporation Reports

Cytyc Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2004	December 31, 2003
Assets:
Current assets
Cash and investment securities	$220,627	$177,897
Accounts receivable, net	56,610	42,070
Inventories	23,230	17,801
Other current assets	7,503	4,859

Total current assets	307,970	242,627

Property and equipment, net	34,524	32,561
Goodwill and other intangible assets, net	393,713	107,246
Other assets, net	22,480	8,466

Total Assets	$758,687	$390,900

Liabilities and Stockholders’ Equity:
Current liabilities	$137,713	$32,920
Long-term debt and other non-current liabilities	254,943	4,349
Stockholders’ equity	366,031	353,631

Total Liabilities and Stockholders’ Equity	$758,687	$390,900

Cytyc Corporation Reports

Part 4

Cytyc Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2004			Three Months Ended March 31, 2003
	Pro Forma	Adjustment	As Reported	As Reported
Net sales	$80,725	$—	$80,725	$72,620
Cost of sales	15,183	—	15,183	12,367

Gross profit	65,542	—	65,542	60,253

Operating expenses:
Research and development	4,312	—	4,312	2,955
In-process research and development	—	19,100 (1)	19,100	—
Sales and marketing	20,173	—	20,173	18,908
General and administrative	7,446	—	7,446	6,069

Total operating expenses	31,931	19,100	51,031	27,932

Income from operations	33,611	(19,100)	14,511	32,321

Other income, net:
Interest income	714	—	714	728
Other expense	(499)	—	(499)	(112)

Total other income, net	215	—	215	616

Income before provision for income taxes	33,826	(19,100)	14,726	32,937
Provision for income taxes	13,190	—	13,190	13,183

Net income	$20,636	$(19,100)	$1,536	$19,754

Net income per common and potential common share:
Basic	$0.19		$0.01	$0.17

Diluted	$0.18		$0.01	$0.17

Weighted average common and potential common shares outstanding:
Basic	109,870		109,870	113,418

Diluted	113,023		113,023	115,305

(1)	One-time charge to write off in-process research and development costs related to acquisition of Novacept in Q1 2004